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                                                                 Exhibit 4(t)



                  WAIVER OF STIPULATED PAYMENT DISABILITY BENEFIT

Supplemental Agreement forming a part of the contract to which it is attached.

      IF DUE PROOF shall be furnished to The Franklin Life Insurance Company at its Home Office that, after the payment of the first premium for this Agreement, and before default in payment of any subsequent premium, and before the contract anniversary nearest the Annuitant's 60th birthday, the Annuitant has become totally disabled, as the result of bodily injury or disease occurring after the issuance of the contract, so that the Annuitant is and will be continuously and wholly prevented thereby from performing any work or transacting any business for compensation or profit and that such disability has already continued uninterruptedly for a period of at least six months, the Company will during the continuance of such disability grant the following benefit:
      WAIVER OF STIPULATED PAYMENT: The Company agrees to waive the payment of each stipulated payment becoming due under the contract after the commencement of such disability, provided however, that no stipulated payment shall be waived, the due date of which is more than one year prior to the date of receipt at the Home Office of the Company of written notice of claim, and provided that the stipulated payment waived, on an annualized basis, will not be greater than the first stipulated payment, on an annualized basis, as shown on page 2. Any stipulated payments so waived shall not be deducted from the sum payable in any settlement of the contract. Cash Surrender, Loan and Paid-up Annuity values, if any, shall be the same as if the waived stipulated payments had been duly paid. During the continuance of disability the frequency of stipulated payment may not be changed.
      RECOGNIZED DISABILITIES: It is further agreed that the entire loss of sight of both eyes, or the entire loss by accident or disease of the use of both hands, or of both feet, or of one hand and one foot, will be deemed total disability for so long as such entire loss may continue.
      REQUIREMENTS FOR DUE PROOF: In case any stipulated payment under the contract is in default before receipt at the Home Office of the Company of written notice of claim, waiver of stipulated payment hereunder shall be made only if such notice is received within one year of the due date of the first stipulated payment in default, and either (a) the total disability for which claim is made commenced prior to the due date of the first stipulated payment in default, or (b) the total disability for which claim is made commenced subsequent to the due date of the first stipulated payment in default, but within the grace period allowed by the contract for payment of such stipulated payment, in which case, however, the Annuitant shall be liable to the Company for such stipulated payment in default with interest at 5.7% a year in advance, which amount may be deducted from any payments due under the policy.
      Written notice of claim and proof of total disability must be received at the Home Office of the Company (a) during the lifetime of the Annuitant and (b) during the continuance of total disability, otherwise the claim shall be invalid. Failure to give such timely notice and proof will not invalidate any claim if it is shown that notice and proof were given as soon as was reasonably possible.
      RECOVERY FROM DISABILITY: Notwithstanding that proof of disability may have been accepted by the Company as satisfactory, the Company may from time to time demand due proof of the continuance of such disability and shall be permitted, as often as it may require, to have a physical examination of the Annuitant made with respect to such disability by a medical examiner designated by it. After such disability has continued for two full years the Company will not demand such proof more often than once a year. If such proof shall not be furnished or such physical examination shall not be permitted when required, or if the Annuitant shall become able to perform any work or engage in any business or occupation whatsoever for compensation or profit, waiver of stipulated payment shall immediately cease and all stipulated payments thereafter falling due shall be payable according to the terms of the contract.
     RISKS NOT COVERED: The benefit herein provided shall not be granted if disability:
     (1)  shall result from intentional self-inflicted injury, or
     (2) shall result from the special hazards incident to service in the military, naval or air forces of any country, combination of countries, or international organization at war, whether such war be declared or undeclared, or
     (3) shall result from an act of war or act attributable to war whether such war be declared or undeclared, or
     (4) shall result from bodily injury or disease occurring before the date of issue of the contract if the contract was issued in exchange for any other contract or contracts, or
     (5)  begins while the contract is not in force.
     TERMINATION:  This Agreement will immediately terminate upon the earliest of:
     (1) default beyond the grace period in payment of the premium for this Agreement;
     (2)  the exchange, termination, maturity or expiry of the contract;
     (3)  the contract anniversary nearest the Annuitant's 60th birthday.
      Upon written request by the Owner, accompanied by the contract, this Agreement may be discontinued on the due date of the next premium.
     PREMIUMS: The extra annual premium for this Agreement is included in the Stipulated Payment on page 2 of the contract. Any stipulated payment payable after this Agreement has been terminated will be reduced by the amount of said extra premium.

     Signed for the Company at Springfield, Illinois.




          Secretary                                    President




Form 6012
Variable Annuity